Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is effective as of September 3, 2021 (the “Effective Date”), by and between Submersible Systems, Inc., a Florida Corporation (the “Company”), and Christeen C. Buban (the “Executive”).

WHEREAS, the parties wish to provide for the terms of the employment of the Executive by the Company from and after the Effective Date, and to protect the legitimate business interests of the Company and the Executive desires to accept such employment, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment.

1.1 Subject to the provisions of this Agreement, the Company hereby hires the Executive as an employee, commencing on the Effective Date and terminating three years thereafter (the “Term”). Thereafter, this Agreement will automatically renew for successive one- year terms unless either party elects to terminate this Agreement by written notice to the other given at least six weeks prior to the end of each one-year renewal term. Notwithstanding the foregoing, either party may terminate the Executive’s employment with the Company, at any time, subject to the provisions of Section 3 below.

1.2 During her employment with the Company, the Executive shall serve as the President of the Company. The Executive shall perform the duties consistent with her position with the Company, subject in all cases to the authority of the Brownie’s Marine Group, Inc., the sole shareholder and parent of the Company. (“BMG”).

1.3 During her employment with the Company, the Executive shall devote substantially all of her business time, attention, knowledge and skills faithfully, diligently and to the best of her ability, to effectively perform her duties and further the business and activities of the Company, and the Executive shall not engage in any venture or activity which interferes with the performance of her duties to the Company.

2. Compensation and Benefits. During her employment with the Company, the Company shall pay the Executive the compensation and other amounts set forth below.

2.1 Base Salary. The Company shall pay the Executive an annual base salary (“Base Salary”) of $110,000 which amount may be increased at the sole discretion of BMG. Executive’s salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

2.2 Incentive Equity Compensation. During her employment with the Company the Executive shall be entitled to the incentive equity package as detailed in Exhibit A hereto.

2.3 Benefits. During her employment with the Company the Executive shall also be entitled to : (i) employee benefits and vacation time provided generally by the Company to its employees from time-to-time; and (ii) reimbursement for reasonable and necessary out-of-pocket expenses incurred in the performance of her duties hereunder, including but not limited to, travel and entertainment expenses (such expenses shall be reimbursed by the Company, from time to time, upon presentation of appropriate evidence therefor, up to a maximum of $10,000 per year.

2.4 Automobile Allowance. The Company shall provide the Executive with an automobile allowance of $700 per month.

2.5 Cellular Telephone. The Company shall provide the Executive with a cellular telephone allowance of $200 per month.

3. Termination.

3.1 Termination of Employment. The Executive’s employment pursuant to this Agreement shall be terminated upon the occurrence of the following:

(a) Death. The Executive’s death.

(b) Disability. The Executive’s incapacity, due to illness, accident or any other physical or mental incapacity, to perform her duties under this Agreement on a full- time basis for a period ninety (90) days within any period of twelve (12) consecutive months during her employment with the Company.

(c) Voluntary Resignation. The Executive’s resignation as an employee at any time upon four weeks written notice to the Company.

(d) Termination for Cause. By the Company for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Any commission of an illegal act, including the use of illegal drugs by the Executive;

(ii) Any abuse of alcohol by the Executive in a manner that interferes with the performance of her duties or responsibilities under this Agreement;

(iii) Any conduct of the Executive tending to bring the Company or any of its subsidiaries or affiliates into public disgrace or disrepute that causes injury to the business and operations of the Company or any such subsidiary or affiliate;

(iv) Acts of dishonesty or fraud by the Executive against the Company or its subsidiaries or affiliates, or in connection with the performance of her duties hereunder;

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(v) Failure or refusal to comply with the provisions of this Agreement or to perform the Executive’s duties and obligations under this Agreement, in any material respect;

(vi) Conviction by, or entering of a plea of guilty in, a court of competent jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment.

(vii) Violations of any of the Company’s written policies and Procedures; or

(viii) Commission of a willful act of gross negligence or gross misconduct.

(e) Cure Period. Prior to any termination for Cause, the Company shall provide the Executive written notice thereof and, in the case of an allegation that Executive has engaged in conduct constituting Cause under (v) or (vii) above, the Executive shall be provided an opportunity to cure of not less than thirty (30) business days to cure such conduct. For purposes of the preceding sentence, prior written notice shall indicate the specific termination provision of this Agreement relied upon, provide reasonable detail of the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and provide the intended date of such termination. In the event that the Executive cures such conduct within this period, such conduct shall not constitute Cause for purposes of any termination.

(f) Termination by the Company without Cause. The Company may terminate the Executive’s employment without Cause at any time upon two weeks written notice to the Executive.

(g) Good Reason. For the purposes of this Agreement, “Good Reason” shall mean the occurrence of any one of the following events without Executive’s prior written consent:

(i) a material diminution in Executive’s title or duties (substantially similar to those duties as of the Effective Date for the Company), and such reduction has not been corrected by the Company within twenty-one (21) days after receipt of written notice from Executive;

(ii) a material reduction in salary from the level of Base Salary as in effect on the Effective Date (other than a reduction in the Base Salary that has been agreed to by Executive in writing);

(iii) the Company requiring Executive to perform services primarily at offices located more than thirty (30) miles (measured in shortest driving distance) from the place where the Company’s principal business office is located as of the Effective Date, other than business travel and attendance at meetings in the course of performing her duties hereunder, and such requirement has not been removed by the Company within thirty (30) days after receipt of notice from Executive; or

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(iv) the Company’s breach of any material term of this Agreement, and such breach, if curable, has not been cured within thirty (30) days after the Company receives written notice thereof from the Executive.

3.2 Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 3.1(a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under such provision.

3.3 Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the date on which the Executive’s employment with the Company is terminated, for whatever reason.

3.4 Compensation Upon Termination.

(a) In the event that the Executive’s employment is terminated by the Company without Cause during any Term or for Good Reason by the Executive, then the Company will pay to the Executive the following amounts: (i) an amount equal to the unpaid Base Salary earned by the Executive through the Date of Termination, (ii) reimbursement of expenses through the Date of Termination, (iii) unused vacation time earned by the Executive through the Date of Termination, and (iv) additional payments of the Base Salary under Sections 2.3 and 2.4 (in accordance with normal payroll practices) for a period of three months after the Date of Termination (the “Severance Payment”).

(b) In the event that the Executive’s employment is terminated as a result of death, disability, voluntary resignation (unless for Good Reason) by the Executive or by the Company for Cause, then the Company will pay to the Executive an amount equal to the unpaid Base Salary and unused vacation time earned by the Executive through the Date of Termination. The Executive will also receive all unreimbursed business expenses consistent with Company expense reimbursement policies through the Date of Termination. The Company shall have no obligation to pay any additional compensation or severance benefits to the Executive.

(c) The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled under any applicable benefit plan of the Company, the amounts to be paid hereunder shall be in lieu of all other claims that the Executive may make by reason of any termination of her employment or any breach of this Agreement by the Company and that, as a condition to receiving the payments, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.

(d) Subject to the Non-Competition and Non-solicitation provisions of Section __ herein, the Executive shall use her best efforts to seek comparable employment and to otherwise mitigate any Severance Payment. If the Executive obtains other employment, or has the right to receive any compensation, income or benefits from services rendered to any person or entity during the remaining term of this Agreement, the Severance Payment due under Section 3 will be reduced by the amount of such compensation, income or benefits. The Executive will give prompt notice to the Company of any such employment, benefits or income.

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4. Confidentiality/Company Property.

The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive understands and acknowledges that during the course of employment by the Company she will have access to and be in possession of confidential information relating to the business of the Company. and existing and prospective customers, suppliers, investors and other associated third parties of the Company. The Executive further understands and acknowledges that this confidential information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure thereof by the Executive will cause irreparable harm to the Company, for which remedies at law will not be adequate and may also cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

4.1 The term “confidential information” shall mean any and all information (oral and written) relating to the Company or any of its subsidiaries or affiliates, or any of their respective activities, other than such information which can be shown by the Executive to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 4.1, including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling, and servicing. During her employment with the Company and at any time after the termination of her employment for any reason, the Executive will not, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the Company or its suppliers, customers or business practices, without the prior written consent of the Company, unless and to the extent that (a) disclosure of such confidential information is necessary to perform Executive’s duties hereunder, (b) any of the confidential information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions or (c) disclosure of such confidential information is required by applicable law (provided that Executive shall give prompt advance written notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment).

4.2 The Company shall be the sole owner of all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the period of the Executive’s employment by the Company, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive compensation hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in or to any such properties. Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the Company’s business, which are in the possession of the Executive (including all copies thereof), shall be promptly returned to the Company.

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4.3 The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by the Executive during her employment by the Company shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. Notwithstanding the foregoing, “Inventions” shall not include any invention that qualifies under the provisions of Section 2870 of the California Labor Code, which specifically excludes from assignment “an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.” The Executive shall (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) reasonably give testimony in support of her inventorship (to the extent that Executive is compensated, on a pro rata basis consistent with her compensation under this Agreement, for time spent traveling to and from and while giving any such testimony).

5. Non-Competition.

The Company designs, tests, manufactures, distributes and sells scuba, diving and rescue equipment, and air compressors and nitrox generation fill systems (the “Business”). The Executive acknowledges that she is familiar with trade secrets and other information relating to the Company and its business. The Executive agrees that for a period of five years from the date hereof (the “Non-Compete Period”), not to, directly or indirectly, individually or through another entity, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including, without limitation, on the Executive’s own behalf or on behalf of another person or entity) which competes either directly or indirectly with the Company in the Business (or any line of business now conducted or to be conducted in the future) conducted by the Company, in any market in which the Company, is considering operating at any time during the Non-Compete Period or as of the end of the Non-Compete Period. Nothing in this Section 5 will be deemed to prohibit the Executive from being a passive owner of less than 5% of the outstanding stock of an entity engaged in a competing business as described above of any class which is publicly traded, so long as the Executive has no direct or indirect participation in the business of such entity.

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6. Non-Solicitation.

In consideration of her employment hereunder, during her term of employment with the Company and for a period of five years after the termination of employment, the Executive shall not, directly or indirectly, on her own behalf or on behalf of any other person or as an officer, director, consultant, shareholder, independent contractor, partner, member, principal, sole proprietor or in any other capacity, without the prior consent of the Company:

(a) solicit business for products or services offered, sold or under development by the Company on the date of termination of Executive’s employment with the Company from any person, firm, company or other entity that did business with, or was a customer or account of, the Company during the two-year period immediately prior to the date of such termination, or which, during the six months immediately prior to the date of such termination, had been solicited by the Company; or

(b) solicit any employee of the Company or any person who was an employee of the Company at any time within six months prior to such termination.

7. No Conflict. The Executive represents and warrants to the Company that se is not a party to or bound by agreement, understanding or arrangement with any other person or entity or any other agreement which would prevent or limit her ability to enter into this Agreement or perform her obligations hereunder.

8. Non-Disparagement. The Executive agrees that she will not at any time disparage the Company and Submersible, or any of its directors, officers, employees, members, managers or agents or affiliates

9. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement is assignable by the Company and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10. Miscellaneous.

10.1 Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by both parties hereto.

10.2 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to any conflicts-of-law rule or principle that would give effect to the law of another jurisdiction.

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10.3 Resolution of Disputes.

(a) In the event of a dispute arising between the parties with respect to their rights or duties under this Agreement or any matter related to the termination of the Executive’s employment with the Company (a “Dispute”), the parties shall use all reasonable efforts to amicably resolve the Dispute by discussion on a good faith basis.

(b) If within thirty (30) days of receiving written notice of the Dispute, the parties fail to reach an amicable settlement, then the parties shall undertake to resolve such Dispute through mediation utilizing a mediator selected jointly by the parties. If the Dispute is not resolved in such mediation, then such Dispute shall be referred to binding arbitration pursuant to Section 6.3(c) below.

(c) In the event that any Dispute is not resolved in the manner set forth in Sections 6.3(a) or (b) above, then such dispute shall be decided by final and binding arbitration, in accordance with the employment dispute rules of the American Arbitration Association (“AAA”). The arbitration shall be held in Orange County, CA.

(d) Except as provided in Section 6.3(e) below, no party may commence any proceedings before any court in relation to a Dispute except for the purposes of enforcement of an arbitration award. Judgment on the award of the arbitrators may be entered in any court having jurisdiction

(e) The Company shall be entitled to commence legal proceeding in any court of competent jurisdiction in order to seek specific performance and/or immediate injunctive relief arising from the rights of the Company under Section 4 of the Agreement.

10.4 Tax Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.5 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

10.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

10.7 Integrated Agreement/Modifications. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof. There are no agreements, understandings, restrictions, representations, or warranties among the parties other than those set forth herein or provided for herein. This Agreement may only be modified in writing, signed by the parties hereto.

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10.8 Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision. For purposes of this Agreement: “herein,” “hereof,” “hereby,” “hereunder,” “herewith,” “hereafter,” and “hereinafter” refer to this Agreement in its entirety, and not to any particular section or subsection. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Delivery of executed signature pages hereof by facsimile transmission or electronic transmission shall constitute effective and binding execution and delivery of this Agreement.

10.9 Notices. All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by facsimile transmission (with confirmation transmission), or upon the expiration of four (4) days after the date sent, if sent by Federal Express (or similar overnight courier service) to the parties at the following addresses:

If to the Executive	Christeen B. Buban
21272 Valewood Lane
Lake Forest, CA 92630

With a copy to:

If to the Company:	Brownie’s Marine Group, Inc.
3001 NW 25th Avenue
Pompano Beach, FL 33069
Attn: Christopher Constable

Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

COMPANY:

Brownie’s Marine Group, Inc.

By:
Christopher H. Constable, CEO

EXECUTIVE

Christeen C. Buban

Exhibit A

Equity Signing Bonus - an option to purchase 300,000 shares to be vested quarterly over the first 8 quarters from the effective date of this agreement. The options shall be 5-year options to at the closing market price as of the effective date of this agreement.

Performance Bonus – an option to purchase up to 7,110,000 shares based upon the table below. These options will be 5-year options and the exercise price shall be the closing market price on the effective date of this agreement.